Exhibit 5.1

Golden Sun Education Group Limited	D +1 345 815 1877
Vistra (Cayman) Limited, PO Box 31119,	E bradley.kruger@ogier.com
Grand Pavilion, Hibiscus Way, Grand
Cayman, Cayman Islands	Reference: 427449.00001/BKR

17 March 2025

Golden Sun Education Group Limited (Company)

We have been requested to provide you with an opinion on matters of Cayman Islands law in connection with the Company’s registration statement on Form F-1, including all amendments or supplements thereto, filed with the United States Securities and Exchange Commission (the Commission) under the United States Securities Act of 1933 (the Act), as amended, (including its exhibits, the Registration Statement) related to the registration of up to 9,535,186 Class A ordinary shares of par value US$0.005 each (the Resale Shares) issuable pursuant to the Documents (as defined below) and consisting of:

(a)	up to 4,943,349 Class A ordinary shares of par value US$0.005 each upon conversion of up to US$5,000,000 aggregate principal amount of the Company’s senior secured convertible notes, plus accrued and unpaid interest thereon (the Conversion Shares); and

(b)	up to 4,591,837 Class A ordinary shares of par value US$0.005 each upon exercise of warrants to purchase Class A ordinary shares of par value US$0.005 each (the Warrant Shares).

This opinion is given in accordance with the terms of the Legal Matters section of the Registration Statement.

A reference to a Schedule is a reference to a schedule to this opinion and the headings herein are for convenience only and do not affect the construction of this opinion.

1	Documents examined

For the purposes of giving this opinion, we have examined copies of the documents listed in Part B of Schedule 1 (the Documents). In addition, we have examined the corporate and other documents and conducted the searches listed in Part A of Schedule 1. We have not made any searches or enquiries concerning, and have not examined any documents entered into by or affecting the Company or any other person, save for the searches, enquiries and examinations expressly referred to in Schedule 1.

Ogier (Cayman) LLP 89 Nexus Way Camana Bay Grand Cayman, KY1-9009 Cayman Islands T +1 345 949 9876 F +1 305 513 5888 ogier.com	A list of Partners may be inspected on our website

Golden Sun Education Group Limited
17 March 2025

2	Assumptions

In giving this opinion we have relied upon the assumptions set forth in Schedule 2 without having carried out any independent investigation or verification in respect of those assumptions.

3	Opinions

On the basis of the examinations and assumptions referred to above and subject to the qualifications set forth in Schedule 3 and the limitations set forth below, we are of the opinion that:

Corporate status

(a)	The Company has been duly incorporated as an exempted company with limited liability and is validly existing and in good standing with the Registrar of Companies of the Cayman Islands (the Registrar).

Conversion Shares

(b)	The Conversion Shares will be duly authorised and validly issued, fully paid and non-assessable when:

(i)	the board of directors of the Company (the Board) has taken all necessary corporate actions to approve the issuance and allotment of the Conversion Shares in accordance with the terms of the Securities Purchase Agreement (as defined in Schedule 1) and Convertible Note (as defined in Schedule 1);

(ii)	the terms of the Securities Purchase Agreement and Convertible Note, as approved by the Board, have been satisfied and the consideration approved by the Board (being not less than the par value of the Conversion Shares) received; and

(iii)	valid entry has been made in the register of members of the Company reflecting such issuance of Conversion Shares, in each case in accordance with the Memorandum and Articles of Association (each as defined in Schedule 1).

Golden Sun Education Group Limited
17 March 2025

Warrant Shares

(c)	The Warrant Shares will be duly authorised and validly issued, fully paid and non-assessable when:

(i)	the Board has taken all necessary corporate actions to approve the issuance and allotment of the Warrant Shares in accordance with the terms of the Securities Purchase Agreement and Warrant Document (as defined in Schedule 1);

(ii)	the terms of the Securities Purchase Agreement and Warrant Document, as approved by the Board, have been satisfied and the consideration approved by the Board (being not less than the par value of the Warrant Shares) received; and

(iii)	valid entry has been made in the register of members of the Company reflecting such issuance of Warrant Shares, in each case in accordance with the Memorandum and Articles of Association.

4	Matters not covered

We offer no opinion:

(a)	as to any laws other than the laws of the Cayman Islands, and we have not, for the purposes of this opinion, made any investigation of the laws of any other jurisdiction, and we express no opinion as to the meaning, validity, or effect of references in the Documents to statutes, rules, regulations, codes or judicial authority of any jurisdiction other than the Cayman Islands;

(b)	except to the extent that this opinion expressly provides otherwise, as to the commercial terms of, or the validity, enforceability or effect of the documents reviewed (or as to how the commercial terms of such documents reflect the intentions of the parties), the accuracy of representations, the fulfilment of warranties or conditions, the occurrence of events of default or terminating events or the existence of any conflicts or inconsistencies among the documents and any other agreements into which the Company may have entered or any other documents; or

(c)	as to whether the acceptance, execution or performance of the Company’s obligations under the documents reviewed by us will result in the breach of or infringe any other agreement, deed or document (other than the Company’s Memorandum and Articles of Association) entered into by or binding on the Company.

Golden Sun Education Group Limited
17 March 2025

5	Governing law of this opinion

5.1	This opinion is:

(a)	governed by, and shall be construed in accordance with, the laws of the Cayman Islands;

(b)	limited to the matters expressly stated in it; and

(c)	confined to, and given on the basis of, the laws and practice in the Cayman Islands at the date of this opinion.

5.2	Unless otherwise indicated, a reference to any specific Cayman Islands legislation is a reference to that legislation as amended to, and as in force at, the date of this opinion.

6	Consent

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and also consent to the reference to this firm in the Registration Statement under the heading “Legal Matters”. In the giving of our consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the Rules and Regulations of the Commission thereunder.

Yours faithfully

/s/ Ogier (Cayman) LLP
Ogier (Cayman) LLP

Golden Sun Education Group Limited
17 March 2025

Schedule 1

Part A

Corporate and other documents

1	The Certificate of Incorporation of the Company dated 20 September 2018 and the Certificate of Incorporation on Change of Name dated 18 January 2024 issued by the Registrar (together, the Certificate of Incorporation).

2	The amended and restated memorandum and articles of association of the Company adopted by special resolution passed on 26 September 2023 (the Memorandum and Articles of Association), noting that the Company’s authorised share capital was subsequently amended by ordinary resolution passed on 11 April 2024.

3	A Certificate of Good Standing dated 11 March 2025 (the Good Standing Certificate) issued by the Registrar in respect of the Company.

4	A certificate dated on the date hereof as to certain matters of fact signed by a director of the Company in the form annexed hereto (the Director’s Certificate), having attached to it a copy of the written resolutions of the directors of the Company passed on 14 March 2025 (the Resolutions).

5	The Register of Writs at the office of the Clerk of Courts in the Cayman Islands as inspected by us on 17 March 2025 (the Register of Writs).

Part B

The Documents

6	The Securities Purchase Agreement dated 28 October 2024 between the Company, Brixton GSH Fund LLC and Zion Asset Management Limited (the Securities Purchase Agreement).

7	The Senior Secured Convertible Note dated 28 October 2024 issued by the Company in favour of Brixton GSH Fund LLC and Zion Asset Management Limited pursuant to the terms of the Securities Purchase Agreement (the Convertible Note).

8	The warrant to purchase common stock dated 28 October 2024 issued by the Company in favour of Brixton GSH Fund LLC and Zion Asset Management Limited pursuant to the terms of the Securities Purchase Agreement (the Warrant).

Golden Sun Education Group Limited
17 March 2025

Schedule 2

Assumptions

Assumptions of general application

1	All original documents examined by us are authentic and complete.

2	All copy documents examined by us (whether in facsimile, electronic or other form) conform to the originals and those originals are authentic and complete.

3	All signatures, seals, dates, stamps and markings (whether on original or copy documents) are genuine.

4	Each of the Good Standing Certificate, the Certificate of Incorporation and the Director’s Certificate is accurate and complete as at the date of this opinion.

5	The Memorandum and Articles of Association are in full force and effect and have not been amended, varied, supplemented or revoked in any respect.

6	Where any Document has been provided to us in draft or undated form, that Document has been executed by all parties in materially the form provided to us and, where we have been provided with successive drafts of a Document marked to show changes from a previous draft, all such changes have been accurately marked.

Status, authorisation and execution

7	Each of the parties to the Documents other than the Company is duly incorporated, formed or organised (as applicable), validly existing and in good standing under all relevant laws.

8	Each Document has been duly authorised, executed and unconditionally delivered by or on behalf of all parties to it in accordance with all applicable laws.

9	In authorising the execution and delivery of the Documents by the Company, the exercise of its rights and performance of its obligations under the Documents, each of the directors of the Company has acted in good faith with a view to the best interests of the Company and has exercised the standard of care, diligence and skill that is required of him or her.

10	Each Document has been duly executed and unconditionally delivered by the Company in the manner authorised in the Resolutions.

Golden Sun Education Group Limited
17 March 2025

Enforceability

11	None of the opinions expressed herein will be adversely affected by the laws or public policies of any jurisdiction other than the Cayman Islands. In particular, but without limitation to the previous sentence:

(a)	the laws or public policies of any jurisdiction other than the Cayman Islands will not adversely affect the capacity or authority of the Company; and

(b)	neither the execution or delivery of the Documents nor the exercise by any party to the Documents of its rights or the performance of its obligations under them contravene those laws or public policies.

12	There are no agreements, documents or arrangements (other than the documents expressly referred to in this opinion as having been examined by us) that materially affect or modify the Documents or the transactions contemplated by them or restrict the powers and authority of the Company in any way.

13	None of the transactions contemplated by the Documents relate to any partnership interests, shares, voting rights in a Cayman Islands company, limited liability company, limited liability partnership, limited partnership, foundation company, exempted limited partnership, or any other person that may be prescribed in regulations from time to time (a Legal Person) or to the ultimate effective control over the management of a Legal Person that are/is subject to a restrictions notice issued pursuant to the Beneficial Ownership Transparency Act (Revised) of the Cayman Islands.

Share Issuance

14	The Resale Shares have or will be issued at an issue price in excess of the par value thereof.

15	Valid entry has or will be made in the register of members of the Company reflecting the issuance of the Resale Shares, in each case in accordance with the Memorandum and Articles of Association and the Companies Act (Revised) of the Cayman Islands (the Companies Act).

Register of Writs

16	The Register of Writs constitutes a complete and accurate record of the proceedings affecting the Company before the Grand Court of the Cayman Islands as at the time we conducted our investigation of such register.

Golden Sun Education Group Limited
17 March 2025

Schedule 3

Qualifications

Good Standing

1	Under the Companies Act annual returns in respect of the Company must be filed with the Registrar, together with payment of annual filing fees. A failure to file annual returns and pay annual filing fees may result in the Company being struck off the Register of Companies, following which its assets will vest in the Financial Secretary of the Cayman Islands and will be subject to disposition or retention for the benefit of the public of the Cayman Islands.

2	In good standing means only that as of the date of the Good Standing Certificate the Company is up-to-date with the filing of its annual returns and payment of annual fees with the Registrar. We have made no enquiries into the Company’s good standing with respect to any filings or payment of fees, or both, that it may be required to make under the laws of the Cayman Islands other than the Companies Act.

Limited liability

3	We are not aware of any Cayman Islands authority as to when the courts would set aside the limited liability of a shareholder in a Cayman Islands company. Our opinion on the subject is based on the Companies Act and English common law authorities, the latter of which are persuasive but not binding in the courts of the Cayman Islands. Under English authorities, circumstances in which a court would attribute personal liability to a shareholder are very limited, and include: (a) such shareholder expressly assuming direct liability (such as a guarantee); (b) the company acting as the agent of such shareholder; (c) the company being incorporated by or at the behest of such shareholder for the purpose of committing or furthering such shareholder’s fraud, or for a sham transaction otherwise carried out by such shareholder. In the absence of these circumstances, we are of the opinion that a Cayman Islands’ court would have no grounds to set aside the limited liability of a shareholder.

Non-Assessable

4	In this opinion, the phrase “non-assessable” means, with respect to the Class A Ordinary Shares in the Company, that a shareholder shall not, solely by virtue of its status as a shareholder, be liable for additional assessments or calls on the Class A Ordinary Shares by the Company or its creditors (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstance in which a court may be prepared to pierce or lift the corporate veil).

Register of Writs

5	Our examination of the Register of Writs cannot conclusively reveal whether or not there is:

(a)	any current or pending litigation in the Cayman Islands against the Company; or

(b)	any application for the winding up or dissolution of the Company or the appointment of any liquidator, trustee in bankruptcy or restructuring officer in respect of the Company or any of its assets,

as notice of these matters might not be entered on the Register of Writs immediately or updated expeditiously or the court file associated with the matter or the matter itself may not be publicly available (for example, due to sealing orders having been made). Furthermore, we have not conducted a search of the summary court. Claims in the summary court are limited to a maximum of CI $20,000.